Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-195183 on Form F-10 of our reports dated March 6, 2014 relating to the consolidated financial statements of The Descartes Systems Group Inc. and subsidiaries and the effectiveness of The Descartes Systems Group Inc. and its subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 40-F of The Descartes Systems Group Inc. for the year ended January 31, 2014, which is part of such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
April 16, 2014